EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of January 1, 2012, among Phyhealth Sleep Care Corporation, a Delaware corporation (the “Purchaser"), and Z Sleep Diagnoztics, LLC, a Kansas LLC, with its main offices at 8831 Quail Lane. Suite 301, Manhattan, KS 66502-1440 (the "Seller").

RECITALS

A.
Seller owns, has staffed and is ready to commence operations of a sleep study and diagnostics business at its sleep center located at 191 Telluride Street, Unit 5, Brighton, CO 80601 (the Brighton Center").

B.
Seller has not yet commenced operations at and thus has no revenues from its Brighton Center but has all of the equipment and other tangible assets (being hereinafter referred to as the "Equipment”), necessary to commence the sleep study and diagnostics business operations (being hereinafter referred to as the "Business").

C.
Seller desires to sell all Equipment and intangible assets of whatever kind and whereverlocated, and whether reflected on Seller’s books and records, other than, as herein defined, the Excluded Assets (the -Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, and no liabilities except as specifically herein specified, all on the terms and subject to the conditions contained in this Agreement

AGREEMENTS

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the Parties. intending to be legally bound, agree as follows:

ARTICLE 1 Purchase and Sale of Assets

1.1          Incorporation of Recitals by Reference. The above recitals are incorporated by this reference as if fully stated herein.

1.2          Purchase and Sale of Assets. On the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser and Purchaser hereby purchases and accepts all of the Purchased Assets, The Purchased Assets are hereby conveyed to Purchaser free and clear of any liens, title claims encumbrances or security interests. The Purchased Assets include, without limitation, the following items: all of the sleep assets, all furniture, fixtures and other furnishings, the office lease, the American Academy of Sleep Medicine Provisional Accreditation issued October 14 2011 bedrooms, living room, office, bedding, office equipment, copier/fax/scanner, miscellaneous medical supplies, Phillips Respironics SLEEP LAB RENTAL AGREEMENT, any Brighton Center specific website domain name, miscellaneous personal properties, contact/referrals, telephone and internet numbers, and all related equipment, supplies and furnishings not otherwise excluded.

1.3          The Purchased Assets also include the following pertaining to the Business:

1.2.1Insurance. All insurance policies, to the extent assignable by Seller to Buyer, including all rights there under

1.2.2 Contract Rights. All contracts. instruments and agreements (and benefits arising there under) listed on the Disclosure Schedule, if any, attached hereto;

12.3 Customer and Other Information. All customer lists, customer records and information, and all books and records relating to the Purchased Assets. the Business and any of Seller's customers at the Brighton Center location;

1.2.4 Deposits and Prepaid Expenses. All rights in connection with deposits and prepaid expenses except for the security deposit of $1,942.15 for the leased office space.

1.2.5 Computer Equipment. All computer hardware and software, including all documentation and source codes with respect to such software and licenses and leases of software, which is not directly connected to or a part of the operation of the two (2) Respironics Alice 5 machine setups;

1.2.6 Sales Literature. All sales and promotional materials, catalogues and advertising literature;

1.2.7 Telephone Number. All telephone numbers of Seller, which were previously used in the Business;

1.2.8 Office Lease. The office lease shall be assigned to the Purchaser, by the Seller, the Seller hereby warrants taking and assuring that the office lease is assignable and/or that the landlord is willing to accept the Purchaser as a tenant, under the same terms and conditions as the Seller currently enjoys. Purchaser assumes all obligations of the lease from January 1, 2012;

1.2.9 Goodwill, Operating Permits and Licenses, All of Seller's goodwill relating to the Business, including the American Academy of Sleep Medicine Provisional Aecreditation issued October 14. 2011 which Seller represented can be transferred to Purchaser, all current and any pending provider agreements and provider numbers, and any Medicare NPI number, held by Seller relating to or applicable to, or which could be used by the Brighton Center.

1.3          .Excluded Assets. Notwithstanding Sections LI and 1 .2„ the Purchased Assets shall not include the following assets of Seller which Seller is specifically retaining, and this Agreement does not provide the Purchaser with any interest, right or title whatsoever in such assets (the "Excluded Assets"). The Excluded Assets shall include the assets. if any, identified in the attached "Disclosure Schedule". if any.

ARTICLE 2 Assumption of Liabilities

2.1          Agreement to Assume. On the Closing Date, upon the terms and conditions set forth in this Agreement, Purchaser agrees to assume and discharge and pay the lease (the "Lease Assumption") and the other liabilities of Seller, if any, identified in the attached Disclosure Schedule.

ARTICLE 3 Purchase Price and Closing

3.1          Purchase Price. Subject to the adjustments set forth in this Article 3, the purchase priceof the Purchased Assets shall be 150,000 shares of Phyhealth Corporation common stock, subject to SEC Rule 144: plus $15.000 payable $7,500 on or before April 1, 2012, and $7,500 on or before July 1 2012 (the "Purchase Price"), plus the Lease Assumption. If any of these payments are not made when due, and thereafter, within 10 days of written notice by Seller of nonpayment, as sole recourse. the Brighton Center and the Purchased Assets shall be returned to the Seller, and the Seller shall retain any and all of the Purchase Price paid prior thereto as agreed to damages for the breach.

3.2           Time and Place of Closing. Subject to the terms of this Agreement, the purchase and sale and related transactions contemplated by this Agreement shall be consummated the "Closing") at 8831 Quail Lane Suite 301. Manhattan, KS 66502-1440, or at 191 Telluride Street, Unit 5, Brighton, CO 80601, on January 1, 2012, or on such other date, or at such other place, as shall be agreed upon by the Parties. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

ARTICLE 4 Representations and Warranties

4.1           Representations and Warranties. Each Party represents and warrants o the others follows:

4.1.1 Due Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and all documents executed or to be executed in connection herewith have been duly authorized by all necessary corporate action on behalf of each Party. This Agreement constitutes, and, as of the Closing Date all documents executed or to be executed in connection herewith shall constitute, the legal, valid and binding obligation of each Party enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

4.1.2 Seller's Representations and Warranties. All representations and warranties of Seller are made subject to the exceptions specifically listed and identified in the applicable schedule delivered by Seller on the date hereof (all such schedules are collectively referred to herein as the "Disclosure Schedule").

4.1.3 Litigation. Except as disclosed on the "Disclosure Schedule", if any, attached hereto, Seller is not a party to or, to Seller's knowledge threatened with any suit, action, arbitration, claim, or administrative or other proceeding, either at law or in equity, or any governmental investigation, by or before any court, governmental department, commission, board, agency or instrumentality of the foregoing, domestic or foreign; there is no basis for any such suit, action, arbitration, or administrative or other proceeding against Seller which could, individually or in the aggregate, have an adverse effect; there is no judgment, decree, award or order outstanding against Seller; and Seller is not contemplating the institution by it of any such suit action, arbitration or administrative or other proceeding.

4.1.4 Conflicting Interests. Except as disclosed on the Disclosure Schedule, if any, attached hereto. no director, officer or employee of Seller and no relative or affiliate of any of the foregoing (a) has any pecuniary interest in any supplier or customer of Seller or in any other business enterprise with which Seller conducts business or with which Seller would have been in competition; (b) is indebted to Seller; (c) is a party to any transaction or agreement with Seller (apart from such person's or entity's status as an employee or shareholder as such); (d) has any business or other interest in conflict with the interests of Seller: or (e) owns any property or interest in property which relates to or is useful in the present or currently contemplated future operation of Seller.

4.1.5 Compliance with Laws. Except as shown on the Disclosure Schedule, if any, attached hereto, Seller has been in compliance and has at all times during its engagement in the Business, complied with all applicable laws, federal, state, local or foreign, and all requirements of all governmental authorities having jurisdiction over it, the conduct of its business or affairs, the ownership or use of its properties or assets, and all premises or facilities used or occupied by it. Without limiting the foregoing, Seller, has obtained and now holds all licenses, permits, certificates, orders, authorizations and approvals needed or required for the current conduct of its business and affairs, the use of its properties and assets, and the use or occupation of such premises and facilities. Seller has properly filed all reports and other documents required to be filed with any federal, state, local or foreign governmental authority. Seller has not received any notice from any governmental, authority or any insurance or inspection both that any of properties, assets, facilities or premises owned, occupied or used by it or an of its business procedures or practices fails to comply with any applicable law, including any ordinance, regulation, building or zoning law, or other requirement of any governmental authority. All such licenses, permits, certificates, authorizations, orders and approvals issued by any governmental authority currently in effect are disclosed on the Disclosure Schedule, if any, attached hereto. To the knowledge of Seller, there are no regulations or legislation pending before any federal state, local or foreign governmental authority which, if adopted, would have a material adverse effect on the Purchased Assets.

4.1.6 Agreement Not in Breach of Other Instruments Affecting Purchased Assets:
Governmental Approval. Except as disclosed on the Disclosure Schedule, if any, attached hereto. the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (a) will not result, with or without the giving of notice of the lapse of time or both in the imposition of any lien, security interest or encumbrance on an asset of Seller or in the breach of any of the provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause or permit any acceleration of any obligation of Seller under, or permit any other party to modify or terminate, any agreement. indenture or other instrument by which  Seller is bound, or any judgment, decree, order or award of any court, governmental authority or arbitrator, or any applicable law, rule or regulation binding on Seller; (b) do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause an acceleration of any obligation of Seller under Seller's Articles of Incorporation or Bylaws; (c) do not require the consent or approval of any governmental authority or other person or entity; and (d) will not result in any limitation or restriction of any right of Seller.

4.1.7 Filing of Tax Returns. Seller has filed on a timely basis all federal state, local and foreign tax returns and reports required to be filed by it in accordance with provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation, income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, ad valorem, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) required to have been paid. There are and will hereafter be no tax deficiencies (including penalties and interest) of any kind assessed against Purchaser with respect to taxable periods of Seller ending on or before or including the Closing Date. The federal income tax returns of Seller have been audited and accepted through the year ended. Except as disclosed on the Disclosure Schedule, if any, attached hereto, no waivers or extensions of statutes of limitations relating to filing of tax returns have ever been given to Seller. True, correct and complete copies of all federal and state income tax returns, including all amendments thereto tiled by Seller during the last five (5) years are attached as part of the Disclosure Schedule, if any attached hereto, and have been made available by Seller to Purchaser.

4.1.8 No Material Adverse Change. Since July 1, 2011, there has not been, and there is not threatened, any material adverse change or any material physical damage or loss to the Purchased Assets (whether or not such damage or loss is covered by insurance).

4.1.9 Broker or Finder Fees. No Party has an agreement with any broker and has no obligation to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

4.1.10 Absence of Identifiable Claims, etc. There are no pending or threatened claims by any director or officer of Seller for indemnification by Seller under applicable law, the Articles of Incorporation or By-Laws of Seller or any insurance policy maintained by Seller. Other than pursuant to applicable law or the Articles of Incorporation or By-Laws of Seller, no officer, director or employee of Seller has any right to indemnification by Seller.

4.1,11 Agents of Seller. Seller has not taken any actions which were calculated to dissuade any present employees representatives or agents of Seller from continuing an association with Seller after the Closing.

ARTICLE 5 Conduct Prior to the Closing

5, 1          General. Between the date hereof and the Closing Date:

5.1.1 Seller shall give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating to the Purchased Assets and shall furnish to Purchaser and such persons as Purchaser shall designate to Seller such information regarding the Purchased Assets as Purchaser or such persons may at anytime and from time to time reasonably request

5.1.2 Seller shall promptly notify Purchaser of any occurrence or development having an adverse effect on any of the Purchased Assets or any Assumed Liabilities, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach by Seller of any of its representations or warranties contained herein.

5.1.3 Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement. Seller shall not do or commit to do any of the following:

5.13.1 increase compensation payable to any employee, officer, director, consultant or other agent of Seller, and shall not offer to or create for any of the foregoing any severance or termination package or pay any bonuses;

5.13.2 sell, transfer or otherwise dispose of any Purchased Assets;

5.1.3.3 enter into any agreement or transaction, or agree to enter into any agreement or transact ion pertaining to the Purchased Assets, including, without limitation, any transaction involving a merger, consolidation, material joint venture, material license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of-assets;

5.1.3.4 make any Business, or loans against, or otherwise encumbering Purchased Assets, advances or capital contributions to, or investments in, any other person or business entity, directly or indirectly, using the Purchased Assets;

51.3.5 grant or make any mortgage or pledge or subject itself or any of the Purchased Assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due.

51.4  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall obtain consents of all persons, including, without limitation, governmental authorities, and necessary to the consummation of the transactions contemplated by this Agreement.

ARTICLE 6 Conditions to Closing.

6.1          Conditions to Seller's Obligation The obligation of Seller to consummate the closing is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

6.1.1 Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date, it being acknowledged that Seller is relying upon Purchaser's representations and warranties in entering into this Agreement and effectuating the Closing;

6.1.2All obligations of Purchaser to be performed hereunder through, and including on the Closing Date (which Purchaser would be required to perform at the Closing if the transaction contemplated hereby  was consummated) shall have been performed,

6.1.3 No suit, proceeding or investigation shall have been commended or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of the consummation of the transaction contemplated hereby; and

6.1.4 Purchaser shall have made the deliveries contemplated herein.

6.2   Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the Closing is subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

6.2.1 Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct in all respects as if originally made on and as of the Closing Date, it being acknowledged that Purchaser is relying upon Seller’s representations and warranties in entering into this Agreement and effectuating the Closing;

6.2.2 All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed;

6.2.3 No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby;

6.2.4 Seller shall have made the deliveries contemplated herein, including the Purchased Assets; and

6.2.5 Seller and existing management team thereof shall have executed a non-compete agreement, the form of which is attached hereto as Exhibit B.

ARTICLE 7 Closing

7.1          Form of Documents. At the Closing or as soon thereafter as possible but not more than 30 days, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article 7. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

7.2          Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 6.1, Seller shall execute and/or deliver to Purchaser all of the following (collectively, the "Seller Ancillary Documents"):

7.2.1 a duly executed bill of sale, assignment and conveyance agreement conveying  the Purchased Assets to Purchaser;

7.2.2 such other instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request to evidence and confirm Seller's sale of the Purchased Assets to  Purchaser;

7.2.3 such third party and governmental consents or certifications required by the terms of this Agreement;

7.2.4 non-compete and previously executed employment agreements, if any, by Seller and its existing management team. if any.

ARTICLE 8 Post-Closing Aereements

8.1          Covenant Not to Compete. As an inducement for Purchaser to enter into this Agreement, Seller and Seller's existing management team agree that:

8.1.1Restrictive Covenant. From and after the Closing and continuing for the lesser of five years from the date hereof or the longest time permitted by applicable law. but not to exceed five years, neither Seller, nor any member of its existing management team, nor any affiliate (or person receiving proceeds from this Asset Purchase), subsidiary or related entity (“Affiliates") shall do anyone or more of the following, directly or indirectly: (a) engage or participate. anywhere within one hundred (100) miles of the Brighton Center as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise in any business which is competitive with the Business, except for physician interpretation of sleep studies, as conducted on the date hereof or as about to be conducted on the date hereof (each, a "Competing Business"), including but not limited to entry into any agreement to establish a sleep center: (b) solicit any customer of Purchaser or Seller which has been a customer of Seller or its Affiliates within the past two (2) years, except as relates to Seller's medical business; or (c) solicit or induce (or attempt to induce) any employee or other business relation of Purchaser to terminate, or otherwise modify in any manner adverse to Purchaser, its arrangement or relationship with Purchaser. Nothing herein shall be construed as limiting or otherwise affecting Seller's engaging in the normal pursuit of its business.

8.1.2 Breach of Covenant. A breach of Section 8.1.1 constitutes a material breach of this Agreement. in the event of any breach of Section 8.1.1. the time period of the breached covenant shall be extended for the period of such breach. Seller, its existing management team, and their respective Affiliates recognize that the territorial, time and scope limitations set forth in Section 8.1.1 are reasonable and are required for the protection of Purchaser, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser, Seller and existing management team agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

8.2            Injunctive Relief. Seller specifically recognizes that any breach of Section 8.1 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

ARTICLE 9 Indemnification

9.1General. From and after the Closing, the Parties shall indemnify each other as provided in this Article 9. As used in this Agreement, the term, "Damages.'" shall mean all liabilities, demands. claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies. losses, fines, penalties, damages, costs and expenses, including any assertions of ownership or otherwise by alleged investors in the Business (each. a "Claim" and collectively, "Claims"), including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such Claim.

9.2          Indemnification Obligations of Seller. The Seller shall defend indemnify, save and keep harmless Purchaser and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

9.2,1 Representations and Warranties.Any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any of Seller Ancillary Documents;

9.2.2 Covenants. Any breach by Seller of, or failure by Seller to comply with, any of their respective covenants or obligations under this Agreement or in any Seller Ancillary Document (including, without limitation, their obligations under this Article 9);

9.23 Excluded Liabilities. The failure to discharge when due any liability or obligation of Seller other than any Assumed Liabilities, or any claim against Purchaser with respect to any such liability or obligation or alleged liability or obligation; or

9.2.4 Operation of Business. Any Claims for Damages which are asserted or threatened by a party other than the Parties hereto, their successors and permitted assigns, against Purchaser ("Third Party Claims") to the extent caused by the acts or omissions of Seller prior to the date hereof and not constituting an Assumed Liability. including, without limitation, Damages which arise out of Seller's operation of the Business prior to the date hereof.

9.3          Purchaser's Indemnification Covenants. Purchaser shall defend, indemnify, save and keep harmless Seller, the Shareholders and their respective successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

9.3.1 Representations and Warranties. Any material inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any Purchaser Ancillary Document;

9.3.2Covenants. Any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 9).

9.3.3 Any claims arising out of purchaser's breach of duty related to the obligation by purchaser through the assignment contemplated herein.

ARTICLE 10 General Terms

10.1        Governing Law. This Agreement shall he governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflicts of laws principles. Any suit, action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement shall he brought in a state or federal court in Colorado and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection to venue laid therein.

10.2       Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by nationally-recognized courier service such as Federal Express, by confirmed facsimile transmission, by electronic mail ("e-mail") or by other messenger, when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, or upon proof of actual receipt when sent by other means, in each case, addressed as set forth below:

10.2.1 If to Seller:

SHEILA ROGGE:
8831 Quail Lane, Suite 301, Manhattan..KS 66502-1440

10.2.2 If to Purchaser:

PHYHEALTH SLEEP CARE CORPORATION

Robert Trinka rtrinka@phyhealth.com)
700 S. Royal Poinciana Blvd., Suite 506, Miami, FL 33166 305-779-1760

with a copy to:

Law Offices of Randall S. Goulding and Associates
rsg@gouldinglaw.com1333 Sprucewood, Deerfield, IL 60015 847-948-5431

10.3        Exhibits and Schedules. All Exhibits and attached to this Agreement are hereby incorporated by reference into, and made a part of, this Agreement.

10.4        Execution in Counterparts. This Agreement may be executed in any number of counterparts. each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. A Facsimile signature to this Agreement shall be deemed to be an original for all purposes.

10.5        Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceahility without rendering invalid or unenforceability the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

10.6 Entire Agreement. This Agreement, together with the related agreements referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, offers, inducements and conditions, express or implied, oral or written. In entering into this Agreement, no Party is relying on any representation, warranty, inducement or other statement made by or on behalf of any other Party except as contained herein. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

10.7  This Agreement Is Assignable. This Agreement and any benefits and considerations due to the Seller hereunder, may be assigned by the Seller to Sheila Rogge.

IN WITNESS WHEROF, the parties have executed this Agreement on the date first above and written.

Phyhealth Sleep Care Corporation:

By:

Robert Trinka

Z Sleep Diagnortics, LLC:

By:

Sheila Rogge

Disclosure Schedule

Z SLEEP DIAGNOZTICS Inventory (Copy Attached)

Z SLEEP DIAGNOZTICS Inventory
Item Description	Location	QTY	Value	Total
Oxygen concentrator - DeVilbisslobby	Lobby	1
Oxygen concentrator - Respironics	Lobby	1

Loveseat	Lobby	1
sofa table / buffet	Lobby	1
Sofa end tables	Lobby	2
Lamps	Lobby	2
Bookshelf	Lobby	1
wall Mirror	Lobby	1
Dried flower arrangement	Lobby	1
Wall decor ( 3 framed prints)	Lobby	1

Large wall print	Hall	1
Keurig Coffee Maker with coffee supply	Hall	1
Microwave	Hall	1

Office Desk unit with hutch	office	1
Desk chair	office	1
Guest chairs	office	2
bookcase	office	1
file cabinet	office	1

Tech desk unit	Tech room	1
TV
shelving with doors	Tech room	1
shelves without doors	Tech room	1
Printer shelf cabnet	Tech room	1
Brother Print/Fax/Copier	tech area	1
First aid supplies (misc)	Tech area	1
small refrigerator	Tech area	1

Patient room 1
Double size Bed with mattress	Room 1	1
Bed side table	room 1	1
Lamp	room 1	1
dresser	room 1	1
high back chair	room 1	1
Silk tree plant	room 1	1

32" LCD TV	room 1	1
Camera with zoom	room 1	1
Microphone	room 1	1
Infra red light	room 1	1
Wall art and decor	room 1	1

Patient room 2
Double size Bed with mattress	Room 2
Bed side table	Room 2	1
Lamp	Room 2	1
dresser	Room 2	1
high back chair	Room 2	1
Silk tree plant	Room 2	1
32" LCD TV	Room 2	1
Wall art and decor	Room 2	1

CPAP setup Room / Sapre room
daybed with matress and linens	room 3	1
Armoire	room 3	1
Patient high back chair	room 3	1

Tech Clean up area
cabnet	tech area	1
Tech rolling carts	Tech area	2

MISC	misc
Phone system
copier paper 1 case
office supplies
tech supplies
CPAP masks
Linens 1 1/2 weeks supply sheets, blankets
pillow protecton, pillow cases
pillows
bedspreads, mattress pads

Exhibit B

As of the date of the purchase on January 1, 2012, the Brighton Center did not employ any management, technical or other employees and the execution of non-compete agreements is not applicable.

Seller's non-compete covenants and restrictions are included in the ASSET PURCHASE AGREEMENT under ARTICLE 8 Post-Closing Agreements.